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                                                                     Exhibit 4.2
                             STOCK OPTION AGREEMENT

      This agreement, dated as of the _____ day of ______________ by and between DESWELL INDUSTRIES, INC., a British Virgin Island international business company with its principal offices at Unit 516-517, Hong Leong Industrial Complex, No.4 Wang Kwong Road, Kowloon Bay, Kowloon, Hong Kong (hereinafter called the "COMPANY"), party of the first part, and __________________ (hereinafter called "OPTIONEE"), a party of the second part;

                                   WITNESSETH

      Whereas, the company has adopted on August 20, 2003 the "2003 Stock Option Plan of Deswell Industries, Inc." (the "2003 plan") to permit options to be granted to certain employees or directors of the company and its subsidiaries (hereinafter called the "employer corporation") to purchase common shares of the company; and

      Whereas, the optionee is employed by the employer corporation in a key capacity, and the company desires him to remain in such employ, and to secure or increase his stock ownership in the company in order to increase his incentive and personal interest in the welfare of the employer corporation;

      Now, therefore, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

      1. Subject to the terms and conditions set forth herein, the company grants to the optionee the option to purchase from the company all or any part of an aggregate amount of ____________ common shares of the company authorized and unissued or, at the option of the company, treasury stock if available (hereinafter, the "optioned shares").

      2. The price per share (the "option price") to be paid for the optioned shares shall be U.S.$______, which is the fair market value of the common shares on the date of grant as determined by the committee of directors appointed to administer the plan. The option price may be paid in U.S. dollars or its equivalent in Hong Kong dollars on the date the option is exercised.

      3. Subject to the provisions of paragraphs four and six hereof, the Option(s) shall be exercisable as to the specified number of optioned shares on and after the "First" dates and on or before the "Last" dates set forth below:

                                             Exercise Dates
                                             --------------
    Number of Shares                      First           Last
    ----------------                      -----           ----




Optionee acknowledges that he understands he has no right whatsoever to exercise the Option(s) granted hereunder with respect to any Optioned Shares covered by any installment until such installment accrues as provided above. Optionee further understands that the Option(s) granted hereunder shall expire and become unexercisable as provided in Section (6) below.

      4. The option herein granted may be exercised only by written notice of intent to exercise the option, served upon the secretary of the company at its principal offices the number of shares in respect of which the option is being exercised, accompanied by payment for such shares in cash or by certified check or bank draft to the order of the company. Such shares, upon payment of the purchase price, shall be fully paid and non-assessable.
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      5. The option herein granted shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the optionee only by the optionee.

      6. The option granted hereunder shall expire and become unexercisable on or before the earliest of the following dates, whichever is applicable: (i) the date of the optionee's termination of employment from or as a director of the employer corporation for any reason other than death or disability; or (ii) the date that is one year following the optionee's termination of employment from the employer corporation by reason of his and her death, or by reason of his or her disability, whichever is applicable.

      7. If any of the events specified in paragraph 13 of the 2003 plan occur, the adjustments in Optioned Shares and option price therein provided shall be made.

      8. As to all Optioned Shares (or any stock issued as a stock dividend thereon or any securities issued in lieu thereof or in substitution therefor), purchased by the optionee or his personal representative upon the exercise of any portion of the option herein granted, the Committee, in its sole discretion, may require that the optionee or his personal representative, as the case may be, agree to any of the following conditions:

            (a) That they sign an investment letter to the effect that they are taking said shares for investment and not for resale.

            (b) That they will comply with such restrictions as may be necessary to satisfy the requirements of the United States Securities Act of 1933.

      9. The optionee shall not be deemed for any purposes to be a shareholder of the company with respect to any of the Optioned Shares except to the extent that the option herein granted shall have been exercised with respect thereto and a stock certificate issued therefor. Nothing in this agreement shall be construed to confer upon the optionee any right to continued employment with the employer corporation or to restrict in any way the right of the employer corporation to terminate his or her employment. Optionee acknowledges that in the absence of an express written employment agreement to the contrary, optionee's employment with the employer corporation may be terminated by the employer corporation at any time, with or without cause.

      10. The existence of the option herein granted shall not affect in any way the right or power of the company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the company's capital structure or its business, or any merger or consolidation of the company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock of the company or the rights thereof, or dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

      11. As a condition of the granting of the option herein granted, the optionee agrees, for himself and his personal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to his agreement shall be determined by the committee in its sole discretion, and that any interpretation by the committee of the terms of this agreement shall be final, binding and conclusive.

      12. If, at any time, the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered by the option upon any securities exchange or under any law of the United States, state thereof or any other jurisdiction, is necessary or desirable or as a condition of or in connection with the purchase of shares thereunder, the option may not be exercised, in whole or in part, unless and until such listing, registration or qualification shall have been effected free of any conditions not acceptable to the Committee.
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      IN WITNESS WHEREOF, the company has caused this instrument to be exercised by its duly authorized officers, the optionee has hereunto affixed his or her hand.

                                         DESWELL INDUSTRIES, INC.

                                         By:   _______________________
                                                  Lau Pui Hon
                                                  Chief Executive Officer

                                         ______________________________
                                                  Optionee